CONVERTIBLE PROMISSORY NOTE

Effective Date: March 21, 2018	U.S. $2,315,000.00

FOR VALUE RECEIVED, FTE NETWORKS, INC., a Nevada corporation (“Borrower”), promises to pay to ST. GEORGE INVESTMENTS LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $2,315,000.00 and any interest, fees, charges, and late fees on the date that is six (6) months after the Purchase Price Date (the “Maturity Date”). This Convertible Promissory Note (this “Note”) is issued and made effective as of March 21, 2018 (the “Effective Date”). This Note is issued pursuant to that certain Securities Purchase Agreement dated March 21, 2018, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $300,000.00. In addition, Borrower agrees to pay $15,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”), all of which amount is included in the initial principal balance of this Note. The purchase price for this Note and the Origination Shares (as defined in the Purchase Agreement) shall be $2,000,000.00 (the “Purchase Price”), computed as follows: $2,315,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1. Prepayment; Interest.

1.1. Interest. Interest shall accrue on the Outstanding Balance, beginning on the Purchase Price Date, at the rate of four percent (4%) per annum. Immediately following the occurrence of any Event of Default, interest shall automatically increase beginning on the date the applicable Event of Default occurred to an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. Interest calculated hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note.

1.2. Prepayment. Borrower may repay this Note at any time without penalty.

2. Security. This Note is not secured.

3. Conversion.

3.1. Conversions. Lender has the right at any time following an Event of Default, at its election, to convert (each instance of conversion is referred to herein as a “Conversion”) all or any part of the Outstanding Balance into shares (“Conversion Shares”) of fully paid and non-assessable common stock, $0.001 par value per share (“Common Stock”), of Borrower as per the following conversion formula: the number of Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price (as defined below). Conversion notices in the form attached hereto as Exhibit A (each, a “Conversion Notice”) may be effectively delivered to Borrower by any method of Lender’s choice (including but not limited to facsimile, email, mail, overnight courier, or personal delivery), and all Conversions shall be cashless and not require further payment from Lender. Borrower shall deliver the Conversion Shares from any Conversion to Lender in accordance with Section 8 below.

3.2. Conversion Price. Subject to the adjustments set forth herein, the conversion price (the “Conversion Price”) for each Conversion shall be equal to 50% (the “Conversion Factor”) multiplied by the lowest Closing Bid Price in the twenty-one (21) Trading Days immediately preceding the applicable Conversion. Additionally, if at any time after the Effective Date, Borrower is not DWAC Eligible, then the then-current Conversion Factor will automatically be reduced by 5% for all future Conversions. If at any time after the Effective Date, the Conversion Shares are not DTC Eligible, then the then-current Conversion Factor will automatically be reduced by an additional 5% for all future Conversions. Finally, in addition to the Default Effect, if any Major Default occurs after the Effective Date (other than an Event of Default for failure to pay the Outstanding Balance on the Maturity Date), the Conversion Factor shall automatically be reduced for all future Conversions by an additional 5% for each of the first three (3) Major Defaults that occur after the Effective Date (for the avoidance of doubt, each occurrence of any Major Default shall be deemed to be a separate occurrence for purposes of the foregoing reductions in Conversion Factor, even if the same Major Default occurs three (3) separate times). For example, the first time Borrower is not DWAC Eligible, the Conversion Factor for future Conversions thereafter will be reduced from 50% to 45% for purposes of this example. Following such event, the first time the Conversion Shares are no longer DTC Eligible, the Conversion Factor for future Conversions thereafter will be reduced from 45% to 40% for purposes of this example. If, thereafter, there are three (3) separate occurrences of a Major Default pursuant to Section 4.1(a), then for purposes of this example the Conversion Factor would be reduced by 5% for the first such occurrence, and so on for each of the second and third occurrences of such Major Default.

4. Defaults and Remedies.

4.1. Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) Borrower fails to deliver any Conversion Shares or Origination Shares in accordance with the terms hereof; (c) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Borrower makes a general assignment for the benefit of creditors; (f) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (h) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement; (i) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (j) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (k) Borrower fails to maintain the Share Reserve as required under the Purchase Agreement; (l) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender; (m) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $100,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; (n) Borrower fails to be DWAC Eligible; (o) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; or (p) Borrower, any affiliate of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements. Notwithstanding the foregoing, the occurrence of any of the events described in Section 4.1(h) – (p) above shall not be considered an Event of Default hereunder if such event is cured within ten (10) Trading Days of the occurrence thereof.

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4.2. Remedies. At any time and from time to time after Lender becomes aware of the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (c), (d), (e), (f) or (g) of Section 4.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. For the avoidance of doubt, Lender may continue making Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full. Borrower further acknowledges and agrees that Lender may continue making Conversions following the entry of any judgment or arbitration award in favor of Lender until such time that the entire judgment amount or arbitration award is paid in full. Borrower agrees that any judgment or arbitration award will, by its terms, be made convertible into Common Stock. Any Conversions made following a judgment or arbitration award shall be made pursuant to the following formula: the amount of the judgment or arbitration award being converted divided by 80% of the lowest Closing Bid Price in the ten (10) Trading Days immediately preceding the date of Conversion. In such event, Borrower and Lender agree that it is their expectation that any such judgment amount or arbitration award that is converted will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144. Borrower and Lender agree and stipulate that any judgment or arbitration award entered against Borrower shall be reduced by $1,000.00 and such $1,000.00 shall become the new Outstanding Balance of this Note and this Note shall expressly survive such judgment or arbitration award. Additionally, following the occurrence of any Event of Default, Borrower may, at its option, pay any Conversion in cash instead of Conversion Shares by paying to Lender on or before the applicable Delivery Date (as defined below) a cash amount equal to the number of Conversion Shares set forth in the applicable Conversion Notice multiplied by the highest intra-day trading price of the Common Stock that occurs during the period beginning on the date the applicable Event of Default occurred and ending on the date of the applicable Conversion Notice. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

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5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or Conversions called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Effect of Certain Events.

7.1. Adjustment Due to Distribution. If Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to Borrower’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then Lender shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to Lender with respect to the shares of Common Stock issuable upon such conversion had Lender been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

7.2. Adjustments for Stock Split. Notwithstanding anything herein to the contrary, any references to share numbers or share prices shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction.

8. Method of Conversion Share Delivery. On or before the close of business on the third (3rd) Trading Day following each date of delivery of a Conversion Notice (the “Delivery Date”), Borrower shall, provided it is DWAC Eligible at such time, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Lender in the applicable Conversion Notice. If Borrower is not DWAC Eligible, it shall deliver to Lender or its broker (as designated in the Conversion Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Lender shall be entitled, registered in the name of Lender or its designee. For the avoidance of doubt, Borrower has not met its obligation to deliver Conversion Shares by the Delivery Date unless Lender or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or its transfer agent refuses to deliver any Conversion Shares to Lender on grounds that such issuance is in violation of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), Borrower shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Lender with a restricted securities legend, but otherwise in accordance with the provisions of this Section 8. In conjunction therewith, Borrower will also deliver to Lender a written opinion from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144.

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9. Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframe stated in Section 8, Lender, at any time prior to selling all of those Conversion Shares, may rescind in whole or in part that particular Conversion attributable to the unsold Conversion Shares, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the fourth (4th) Trading Day (inclusive of the day of the Conversion), a late fee equal to the greater of (a) $500.00 and (b) 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the third (3rd) Trading Day (inclusive of the day of the Conversion) until Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”). For illustration purposes only, if Lender delivers a Conversion Notice to Borrower pursuant to which Borrower is required to deliver 100,000 Conversion Shares to Lender and on the Delivery Date such Conversion Shares have a Conversion Share Value of $20,000.00 (assuming a Closing Trade Price on the Delivery Date of $0.20 per share of Common Stock), then in such event a Conversion Delay Late Fee in the amount of $500.00 per day (the greater of $500.00 per day and $20,000.00 multiplied by 2%, which is $400.00) would be added to the Outstanding Balance of the Note until such Conversion Shares are delivered to Lender. For purposes of this example, if the Conversion Shares are delivered to Lender twenty (20) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $10,000.00 (20 days multiplied by $500.00 per day). If the Conversion Shares are delivered to Lender one hundred (100) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $40,000.00 (100 days multiplied by $500.00 per day, but capped at 200% of the Conversion Share Value).

10. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, if at any time Lender shall or would be issued shares of Common Stock under any of the Transaction Documents, but such issuance would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then Borrower must not issue to Lender shares of Common Stock which would exceed the Maximum Percentage. For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. The shares of Common Stock issuable to Lender that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. Borrower will reserve the Ownership Limitation Shares for the exclusive benefit of Lender. From time to time, Lender may notify Borrower in writing of the number of the Ownership Limitation Shares that may be issued to Lender without causing Lender to exceed the Maximum Percentage. Upon receipt of such notice, Borrower shall be unconditionally obligated to immediately issue such designated shares to Lender, with a corresponding reduction in the number of the Ownership Limitation Shares. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased, decreased or waived by Lender as set forth below. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

11. Payment of Collection Costs. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action including, without limitation, attorneys’ fees and disbursements. Borrower also agrees to pay for any costs, fees or charges of its transfer agent that are charged to Lender pursuant to any Conversion or issuance of shares pursuant to this Note.

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12. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel. Lender also has the right to have any such opinion provided by Borrower’s counsel.

13. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

14. Resolution of Disputes.

14.1. Arbitration of Disputes. By its acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

14.2. Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any Calculation (as defined in the Purchase Agreement), such dispute will be resolved in the manner set forth in the Purchase Agreement.

15. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

16. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

17. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

18. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Note and the documents and instruments entered into in connection herewith.

19. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

20. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages (under Lender’s and Borrower’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144).

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21. Waiver of Jury Trial. EACH OF LENDER AND BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

22. Voluntary Agreement. Borrower has carefully read this Note and has asked any questions needed for Borrower to understand the terms, consequences and binding effect of this Note and fully understand them. Borrower has had the opportunity to seek the advice of an attorney of Borrower’s choosing, or has waived the right to do so, and is executing this Note voluntarily and without any duress or undue influence by Lender or anyone else.

23. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

FTE NETWORKS, INC.

By:	/s/ David Lethem
Name:	David Lethem
Title:	CFO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

St. George Investments LLC

By:	Fife Trading, Inc., Manager

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Convertible Promissory Note]

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ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Bloomberg” means Bloomberg L.P. (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by Lender and reasonably satisfactory to Borrower).

A2. “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. If Lender and Borrower are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 14.2. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

A3. “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion multiplied by the Closing Trade Price of the Common Stock on the Delivery Date for such Conversion.

A4. “Default Effect” means multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by (a) 15% for each occurrence of any Major Default, or (b) 5% for each occurrence of any Minor Default, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided that the Default Effect may only be applied three (3) times hereunder with respect to Major Defaults and three (3) times hereunder with respect to Minor Defaults; and provided further that the Default Effect shall not apply to any Event of Default pursuant to Section 4.1(b) hereof.

A5. “DTC” means the Depository Trust Company or any successor thereto.

A6. “DTC Eligible” means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Lender’s brokerage firm for the benefit of Lender.

A7. “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

A8. “DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

A9. “DWAC Eligible” means that (a) Borrower’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (b) Borrower has been approved (without revocation) by DTC’s underwriting department, (c) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC; (e) Borrower has previously delivered all Conversion Shares to Lender via DWAC; and (f) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

Attachment 1 to Convertible Promissory Note, Page 1

A10. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A11. “Major Default” means any Event of Default occurring under Sections 4.1(a), 4.1(k), or 4.1(o) of this Note.

A12. “Mandatory Default Amount” means the greater of (a) the Outstanding Balance divided by the Conversion Price on the date the Mandatory Default Amount is demanded, multiplied by the VWAP on the date the Mandatory Default Amount is demanded, or (b) the Outstanding Balance following the application of the Default Effect.

A13. “Market Capitalization” means a number equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding shares of Common Stock as reported on Borrower’s most recently filed Form 10-Q or Form 10-K.

A14. “Minor Default” means any Event of Default that is not a Major Default.

A15. “OID” means an original issue discount.

A16. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A17. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees) incurred under this Note.

A18. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A19. “Trading Day” means any day on which the New York Stock Exchange is open for trading.

A20. “VWAP” means the volume weighted average price of the Common stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

Attachment 1 to Convertible Promissory Note, Page 2

EXHIBIT A

St. George Investments LLC

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

FTE Networks, Inc.	Date:
Attn: Michael Palleschi, CEO
999 Vanderbilt Beach Road, Suite 601
Naples, Florida 34108

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to FTE Networks, Inc., a Nevada corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on March 21, 2018 (the “Note”), that Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, Lender may provide a new form of Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion: _______________
B.	Conversion #: _______________
C.	Conversion Amount: _______________
D.	Conversion Price: _______________
E.	Conversion Shares: _______________ (C divided by D)
F.	Remaining Outstanding Balance of Note: _______________ *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents (as defined in the Purchase Agreement), the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker: ________________________	Address:	_________________________________
DTC#: _________________________		_________________________________
Account #: _____________________		_________________________________
Account Name: __________________

To the extent the Conversion Shares are not able to be delivered to Lender electronically via the DWAC system, deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Conversion Notice (by facsimile transmission or otherwise) to:

[Signature page follows]

Exhibit A to Convertible Promissory Note, Page 1

Sincerely,

Lender:

ST. GEORGE INVESTMENTS LLC

By:	Fife Trading, Inc., Manager

By:
John M. Fife, President

Exhibit A to Convertible Promissory Note, Page 2